Exhibit 21.1 — Subsidiaries

Name	Jurisdiction

The Offshore Drilling Company	Delaware
TODCO Mexico Inc.	Delaware
Servicios TODCO S. de R.L. de C.V.	Mexico
TODCO Management Services Inc. LLC	Delaware
Cliffs Drilling Company	Delaware
TODCO Americas Inc.	Delaware
TODCO International Inc.	Delaware
TODCO Trinidad Ltd.	Cayman Islands
Cliffs Drilling Trinidad LLC	Delaware
Cliffs Drilling (Barbados) Holdings SRL	Barbados
Cliffs Drilling (Barbados) SRL	Barbados
Cliffs Drilling Trinidad Offshore Limited	Trinidad
Perforaciones Venrig S.A.	Venezuela
All subsidiaries 100% unless otherwise noted